PRIVATE AND CONFIDENTIAL

Shanghai Chengtong Precision Strip Co., Ltd.
(上海诚通精密带钢有限公司)
123 Laodong Road
Xuhang Town, Jiading District
Shanghai, P.R.China

May 10th, 2005

Amendment No. 2

Dear Sirs,

We refer to the Letter of Offer dated October 14th, 2004 and Amendment No.1 dated December 28th, 2004 (the "**Facility Agreements**"), WHEREBY Raiffeisen Zentralbank Oesterreich AG (RZB Austria), Beijing Branch (the "**Bank**") and Shanghai Chengtong Precision Strip Co., Ltd. (the "**Borrower**") agreed on a committed revolving working capital facility (the "**Facility**") up to USD 8,000,000.00.

Terms defined in the Facility Agreements shall have the same meaning in this Amendment No. 2.

NOW it is agreed:

1. **Clause 1** (*Type and Amount of the Facility*) shall be substituted by the following:

Subject to the Bank's sole and absolute discretion the Borrower may utilize the Facility for working capital loans (the "**Loan**") denominated in USD and/or in Renminbi ("RMB") in accordance with the official foreign exchange rate of P.R.C. as shown in the exchange bill provided by the Bank in the aggregate sum and face amount of up to USD 8,000,000.00 at any one time outstanding.

2. **Clause 2** (*Commission and Charges*) shall be amended as follows:

Interest:	for USD Loan: SIBOR + 300bp p.a. for RMB Loan: interest rate quoted by People's Bank of China for the corresponding period minus 10% plus the margin of 300bp p.a.

All other banking charges are subject to the Bank's Schedule of Charges.

奥地利中央合作银行股份有限公司 北京分行
北京建国门外大街21号·北京国际俱乐部200室·邮政编码 100020
电话 (+86 10) 65323388 · 传真 (+86 10) 65325926

Raiffeisen Zentralbank Österreich AG Beijing Branch
200 Beijing International Club · 21 Jianguomenwai Dajie · Beijing 100020
P.R.China · Tel: (+86 10) 65323388 · Fax: (+86 10) 65325926

For a USD Loan the rate of interest payable on the Loan shall be calculated in Dollars on the basis of actual days elapsed and a 360 day year and shall be paid by the Borrower to the Bank at the end of each calendar quarter.

For a RMB Loan the rate of interest payable on the Loan shall be calculated in RMB on the basis of actual days elapsed and a 365 day year and shall be paid by the Borrower to the Bank at the Interest Payment Date.

All interest, charges, fees, insurance premiums, normal bank charges, expenses whatsoever or however incurred on behalf of the Borrower and all monies in connection with the Facility shall form part of the Loan outstanding owing by the Borrower to the Bank.

For the purpose of repayment to the Bank, the Borrower agrees and undertakes to apply to The State Administration of Foreign Exchange ("SAFE") to comply with the prevailing SAFE's regulations concerning payment of interest, charges, fees, insurance premiums, normal bank charges and whatever expenses the Bank may have incurred.

The Bank reserves the right at anytime to amend reasonably the above Commission and Charges and to debit the Borrower's account with interest, charges, fees, insurance premiums, normal bank charges, expenses incurred on the Borrower's behalf and all monies in connection with the Facility.

3. **Clause 4** (*Drawing*) shall be replaced by the following:

The Borrower may make one or more drawings under the Facility on any day (except Saturday, Sunday or public holidays) on which banks in China, Singapore and New York City are opened for business.

Each drawing will have an initial interest period (the "**First Interest Period**") not later than the nearest end date of a calendar quarter (March 31st, June 30th, September 30th or December 31st) for a USD Loan and March 20th, June 20th, September 20th or December 20th for a RMB Loan (the "**Interest Payment Date**"). On the First Interest Period, all outstanding Loans in the respective currency will be combined into one Loan (the "**Combined Drawings**"). The next and subsequent interest period for the Combined Drawings shall fall due on the next and subsequent Interest Payment Date but not later than the Final Maturity Date.

Each drawing shall be in a minimum of USD 100,000.00 or equivalent in RMB. The accumulative amount of the Combined Drawings in USD and RMB under the Facility shall not exceed the maximum amount of USD 8,000,000.00 at any time outstanding.

4. **Clause 6** (*Repayment*) shall be substituted by the following:

Each Loan can be repaid on any Interest Payment Date, but at the latest on the Final Maturity Date. The Bank shall have received a duly completed and signed repayment notice not later than 10 business days prior to each repayment date. Any repayment shall not be less than USD 100,000.00 or equivalent in RMB, except for the last payment which should equal the residual value outstanding under the Facility.

5. **Clause 9** (*Conditions Precedent*)) shall be substituted by the following:

During the Availability Period the Borrower may make requests for drawing. Without limiting the discretionary nature of the Facility, each drawing is further subject to the fulfillment of the following conditions precedent:

(a) The Bank shall have received:
   - (i) certified true copies of the Borrower's statutory documents (certificate of incorporation, articles of association, excerpt from commercial register, etc.);
   - (ii) board resolution resolving the acceptance of this Amendment No. 2;
   - (iii) legal opinion from counsel acceptable to the Bank, if required;
   - (iv) any consent, approval or authorisation by the government or any other authority or entity which may be required under the laws of China in connection with the Facility granted thereunder;
   - (v) valid evidence showing Partner Success as 100% shareholder of the Borrower;
   - (vi) asset appraisal report conducted by American Appraisal Associates showing fixed asset value of the Borrower not less than USD 12 million;
   - (vii) valid evidence about repayment of the existing RMB 10 million debt provided by Agriculture Bank of China, Jiading District, Caowang sub-branch (secured by existing fixed assets) before drawdown and valid evidence showing all the Borrower's fixed assets are clean.

(b) This Amendment No. 2 duly signed.

(c) All security / legal documentation mentioned in Clause 8 (*Collateral/Security*) duly executed and properly registered if required.

(d) Not later than 3 business days prior to the draw down, the Bank shall have received a draw down notice in form and substance as in the Attachment.

(e) Opening of RMB account with the Bank.

6. **Clause 10** (*Other Conditions*)) shall be substituted by the following:

(a) The Borrower may select the currency, being USD or RMB, in which each draw down will be denominated.

(b) Such selection shall be made by the Borrower in the draw down notice. If the Bank shall not have so received notice of any such selection in respect of any Loan, then the Borrower shall be deemed to have selected USD for such utilization.

(c) If the Borrower has selected RMB in respect of an interest period and if the Bank is unable to obtain matching deposits in RMB to fund the relevant draw down or any part thereof, then the relevant Loan shall for that interest period be denominated in USD, being the amount of what would have been so made available in RMB.

(d) All payments due to be made by the Borrower shall be made in the currency selected for the drawing. In case the Borrower repays in another currency than the currency selected for the drawing, the payment has to be effected not later than two Business days prior to the due date and the applicable rate of exchange is the rate of exchange on the date of actual conversion in accordance with the official foreign exchange rate of P.R.C. as shown in the exchange bill provided by the Bank.

(e) In case of a RMB drawing the Borrower shall furnish the Bank with a duly executed Promissory Note in form and substance acceptable to the Bank.

(f) Any Loan in RMB is furthermore subject to the prevailing regulations of People's Bank of China for such drawings.

(g) There does not exist any encumbrances, mortgage, lien, and pledge on any of the Borrower's assets both present and future undisclosed and/or unacceptable by the Bank.

(h) The Borrower is not allowed to enter into any new banking relationship whatsoever, especially but not limited to credit facilities, collateral agreements, etc. without the Bank's prior consent, to be not unreasonably withheld.

(i) Any change of the capital structure in Partner Success and contents of Memorandum and Articles of Association is subject to the Bank's written consent.

(j) The Borrower undertakes to ensure that all sales proceeds will be routed either through the Escrow Account or the USD and/or RMB account opened with the Bank. Furthermore, the Borrower will not give any payment instructions to its customers or agree to requests from its customers, which may result in payments being made to other accounts. In case that the Borrower receives any payments from its customers in any other account, the Borrower will redirect these payments into the Escrow Account or the USD and/or RMB account opened with the Bank without undue delay.

(k) This Facility ranks pari-passu with the Borrower's existing and future banking facilities.

(l) It is upon the Bank's sole discretion to allocate the proceeds from the collateral to repayments or other amounts due.

(m) The Bank shall be allowed to offset any amount outstanding on account or under credit facilities with the amounts credited on the Borrower's accounts with the Bank.

(n) The Borrower and Partner Success shall furnish to the Bank within 60 days after the end of half year a copy of their interim financial statements and within 120 days after the end of each financial year a copy of their annual audited financial statements.

(o) The Borrower and Partner Success shall furnish to the Bank such other information concerning their business, properties, condition or operations, financial or otherwise, as the Bank may from time to time reasonably request.

7. **Clause 19** *(Utilization))* shall be substituted by the following:

By accepting this Facility, the Borrower agrees that this Facility can be used by the Borrower only. Utilization of the Facility by the Borrower is subject to the terms and conditions outlined in the Facility Agreements and this Amendment No. 2. The total aggregate outstanding at any one-time by the Borrower shall not exceed USD 8 million or the equivalent in RMB.

8. **Clause 20** *(Governing Law))* shall be replaced by the following:

The conclusion, validity, interpretation and implementation of this Facility shall be governed by the relevant laws of PRC. If any terms or conditions of the Facility Agreements and this Amendment No. 2 are not in compliance with any imperative provisions of the laws of PRC, the relevant provisions of the laws of PRC shall prevail. If there is no such law governing a particular matter relating to this Facility, reference shall be made to international practices.

9. **Clause 21** *(Arbitration))* shall be amended as follows:

In the event that the Bank chooses to settle any dispute amicably by negotiation, an agreement has to be reached within 30 days after a written notice on the existence of the dispute has been given. Otherwise it shall be referred to and finally settled by arbitration under the Rules of the China International Economic and Trade Arbitration Commission ("CIETAC"). The place of arbitration shall be Beijing and the language to be used shall be English. The costs of arbitration, including reasonable attorneys' fees, shall be borne by the losing party.

All other terms and conditions remain unchanged.

Yours faithfully,

RZB Austria Beijing Branch

Andreas WERNER — on behalf of Mr. A. Werner
General Manager

Ki[illegible] LEE
Deputy General Manager

Accepted and agreed for and on behalf of

Shanghai Chengtong Precision Strip Co., Ltd.

Director
Date

Director